Exhibit 99.1

China Granite Corporation

For Immediate Release

CHINA GRANITE'S QUARRIES REOPENED

Miami, Florida, August 31, 2005- CHINA GRANITE CORPORATION (OTCBB: CGNT) announced on March 20, 2005 that the Mining Management office of Shangdong Province, PRC, instructed its branch of Laizhou to close all mines under its jurisdiction. This was due to a rockslide caused by unauthorized mining in the Laizhou area which resulted in the deaths of 16 miners. Two of the Company's mines which are located in a different area to that of the event were closed nonetheless. The Mining Management office, the Security & Inspection office, and the Environment Protection office inspected both of China Granite's mines and have cleared the company to resume operations. In conjunction with these safety inspections, the Provincial authorities are attempting to close all illegal mines operating in the area. China Granite is fully permitted, maintains a safety policy and is conscientious of its responsibility to its employees. Safety inspections are carried out daily by the quarry masters before work begins, and strict rules are in place to halt work during inclement weather. To date, we are proud to confirm that we have an accident free record at both mines.

Mr. Dong Chen, President of China Granite Corporation stated, "Our customers are pleased that we have now reopened and we can proceed with fulfilling the backlog of orders. Nonetheless, this temporary closure has adversely affected third quarter sales; however, we feel that our fourth quarter numbers will be very strong and our profit margins should be higher as the price of granite has increased during this closure."

For additional information concerning this transaction, or other corporate activities, interested parties should contact Michael Miller, China Granite's Vice President of Investor Relations, by emailing: mmiller@chinagranitecorp.com.

Contact Information:

China Granite Corporation

Michael Miller

Vice President of Investor Relations

Telephone: (866) 281-2188

E-mail: mmiller@chinagranitecorp.com

Website: www.chinagranitecorp.com

FORWARD-LOOKING STATEMENTS

This press release includes certain "Forward-Looking Statements" within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended. All statements regarding potential results and future plans and objectives of the Company, are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the results of geologic surveys, the outcome of assays and additional sampling and drilling efforts, the availability of funding for the future exploration and development of the Company and or projects, potential governmental regulation and other factors that will be disclosed under the heading "Risk Factors" and elsewhere in our documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities.